Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This cooperation agreement, dated August 21, 2023 (this “Agreement”), is by and between JANA Partners LLC, a Delaware limited liability company (together with its Affiliates and Associates, “JANA”) and Freshpet, Inc., a Delaware corporation (the “Company”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to JANA that: (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the size of the Company’s board of directors (the “Board”) as of immediately prior to the execution of this Agreement is ten (10) directors.

2. Representations and Warranties of JANA. JANA represents and warrants to the Company that: (a) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, JANA as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; and (iii) as of the date of this Agreement, JANA beneficially owns 3,620,513 shares of the Company’s common stock (any shares of the Company’s common stock, the “Shares”) and has voting authority over such Shares and does not beneficially own or economically own any other Shares or any Synthetic Equity Interests or Short Interest in the Company. The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

3. Board Nomination and Other Company Matters.

(a) In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and Delaware law, concurrently with the execution of this Agreement, the Board shall take all necessary action to (i) expand the size of the Board to twelve (12) directors and (ii) (A) appoint Timothy McLevish (the “JANA Nominee”) as an independent Company director in Class I for a term expiring at the 2024 annual meeting of the Company’s stockholders (the “2024 Annual Meeting”) or until his earlier death, resignation, disqualification or removal, and (B) appoint Joseph E. Scalzo (the “Mutual Nominee,” and, together with the JANA Nominee, the “Agreed Nominees”) as an independent Company director in Class II for a term expiring at the 2025 annual meeting of the Company’s stockholders or until his earlier death, resignation, disqualification or removal.

(b) The Company agrees that following the appointment of the Agreed Nominees and throughout the Cooperation Period (defined below), the number of directors of the Company constituting the Board shall not exceed thirteen (13).

(c) As of the date of this Agreement, each Agreed Nominee shall have: (i) participated in interviews with members of the Board, upon the Board’s request; (ii) completed, executed and delivered to the Company the Company’s Director & Officer Questionnaire and the Representation and Agreement and such written materials or agreements reasonably requested by the Company as may be necessary or appropriate for the conduct of the Company’s vetting procedures applicable to directors; (iii) agreed to comply with all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to the Company’s directors, including the Company’s Code of Ethics; and (iv) agreed to provide the information regarding themselves that is required to be disclosed for candidates for directors and directors in a proxy statement under the U.S. federal securities laws and/or applicable rules and regulations of any stock exchange on which the equity securities of the Company may be traded.

(d) Concurrently with the appointments of the Agreed Nominees, the Board and all applicable committees of the Board shall take all necessary actions to appoint (i) the JANA Nominee to the Audit Committee of the Board and (ii) the Mutual Nominee to the newly formed Operations Committee of the Board. Without limiting the foregoing, the Company agrees that the Agreed Nominees (and any Replacement Nominee (as defined below)) shall be given the same due consideration for membership on committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established.

(e) During the Cooperation Period, the Company shall not seek or support the removal of the Agreed Nominees from the Board.

(f) (i) If the JANA Nominee resigns as a director or otherwise refuses to or is otherwise unwilling or unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below) for any reason, including as a result of death or disability (such Agreed Nominee, a “Former Nominee”), JANA shall have the right to designate a replacement therefor (any such replacement, a “Replacement Nominee”) that is reasonably acceptable to the Board; provided that such Replacement Nominee is unaffiliated with JANA, qualifies as independent under the applicable rules of the SEC and the Nasdaq Listing Rules, is in equally good standing in all material respects as was such Former Nominee and shall not, after giving effect to such Replacement Nominee’s becoming a director of the Company, be considered to be “overboarded” or “overcommitted” as a director of the Company under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”) and/or Glass Lewis & Co., LLC (“Glass Lewis”); provided, further, that, if JANA’s proposed Replacement Nominee is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board. As a condition to, and prior to, the appointment of the Replacement Nominee, each proposed Replacement Nominee candidate shall have provided all information, and complied with all procedures, required from an Agreed Nominee under Section 3(b).

(ii) In the event that JANA identifies a Replacement Nominee, (A) the Company shall use its reasonable best efforts to conduct any necessary interviews for such proposed Replacement Nominee as promptly as practicable, (B) the Board (or any applicable committee thereof) shall promptly review and make a recommendation on such Replacement Nominee’s candidacy and make a determination and recommendation regarding whether the Replacement Nominee meets the relevant criteria to be appointed to the Board (which determination shall be made by the Board acting in good faith in accordance with its customary procedures and requirements, including consideration of candidate interviews, director qualifications and the overall composition of the Board) within ten (10) business days after such person has provided all information, and complied with all procedures, required from an Agreed Nominee under Section 3(b), and (C) the Board shall vote on the appointment of such Replacement Nominee no later than ten (10) business days after such recommendation.

(iii) Upon such Replacement Nominee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Nominee to any applicable committee of the Board of which the Former Nominee was a member immediately prior to such Former Nominee’s resignation or removal or, if the Board or the applicable committee of the Board determines in good faith that the Replacement Nominee does not satisfy the requirements of the Nasdaq and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. For the avoidance of doubt, such Replacement Nominee shall thereafter be deemed the JANA Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the JANA Nominee (including the conditions referenced in Section 3(b) of this Agreement). Notwithstanding the foregoing, the Company’s obligations under this Section 3(f) shall terminate immediately if JANA ceases to beneficially own an aggregate Net Long Position of at least 2.0% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s outstanding common stock (the “Ownership Minimum”). The term “Net Long Position” shall mean such shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. JANA shall provide notice to the Company within a reasonable time (but in any event no later than five (5) business days) following JANA ceasing to beneficially own the Ownership Minimum.

(iv) The Company’s obligations under this Section 3(f) shall terminate immediately if there is a material breach by JANA of any of its obligations under this Agreement which (if capable of being cured) is not cured within fifteen (15) days after receipt by JANA of written notice from the Company specifying such material breach.

(g) Concurrently with and effective upon the execution of this Agreement, JANA shall irrevocably withdraw or cause the irrevocable withdrawal of the nomination notice, dated as of May 25, 2023, submitted to the Company by JANA Strategic Investments Benchmark Master Fund, L.P. (the “Nomination Notice”).

4. Cooperation.

(a) JANA agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), neither JANA nor any of its controlled Affiliates, Associates or Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement that relates to or constitutes an ad hominem attack on, criticizes, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries or Representatives; provided, however, that JANA shall be permitted to make statements and/or speak (i) freely about any Extraordinary Transaction (as defined below) that has been publicly announced by the Company and (ii) privately with the Board and senior members of the Company’s management; provided, further, that such private discussions would not reasonably be expected to require public disclosure pursuant to applicable law and do not otherwise violate any other provision of this Agreement. Notwithstanding the foregoing, JANA’s obligations under this Section 4(a) shall terminate immediately if there is a breach by the Company of any of its obligations under Section 4(b) below.

(b) The Company agrees that, during the Cooperation Period, neither it nor any of its Affiliates or Associates shall in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on, criticizes, or otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA (it being understood and agreed that the limitations in this Section 4(b) shall not apply to any member of the Board’s discussions solely among other members of the Board and/or management of the Company, or in private discussions with JANA or any of its members, officers, directors or Representatives). A statement or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company, in each case authorized to make such statement or announcement on behalf of the Company. Notwithstanding the foregoing, the Company’s obligations under this Section 4(b) shall terminate immediately if there is a breach by the JANA of any of its obligations under Section 4(a) above.

(c) The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) of this Agreement if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not: (i) apply (A) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (B) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F.

(d) During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it (including all Shares beneficially owned as of the respective record dates for any action by written consent, annual meeting or special meeting of stockholders during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of a Covered Meeting, to be present for quorum purposes and (ii) to be voted at such Covered Meetings or at any adjournments or postponements thereof, or to deliver or withhold consents with respect to such actions by written consent, as applicable, in accordance with the Board’s recommendations as set forth in the definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company with respect to any proposal, action or business (which, for the avoidance of doubt, shall include voting in accordance with the Board’s recommendations with respect to the election, removal and/or replacement of directors) that may be the subject of stockholder action at such Covered Meetings or pursuant to such action by written consent; provided, that, notwithstanding anything in this Agreement to the contrary, (A) solely with respect to the 2023 Annual Meeting or at any adjournments or postponements thereof, JANA shall cause all Shares beneficially owned, directly or indirectly, by it to be voted only in favor of Olu Beck, William B. Cyr, Leta D. Priest and David J. West, and no other person(s) for directors of the Company, and “for” each of the other proposals put forth by the Company (provided that such proposals are publicly disclosed on the Company’s revised preliminary proxy statement, filed with the SEC on August 11, 2023), and (B) at any Covered Meeting following the 2023 Annual Meeting, (I) in the event that ISS or Glass Lewis publish voting recommendations that differ from the Board’s recommendation with respect to any proposal or action, JANA shall be permitted to vote, or to deliver consents with respect to, its Shares in accordance with the ISS or Glass Lewis recommendation (only with respect to such proposal or action that differs from the Board’s recommendation), and (II) in any case, JANA shall be permitted to vote, or deliver consents with respect to, its Shares in its sole discretion with respect to (w) any capital raise, (x) any proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets, (y) matters related to the implementation of takeover defenses and (z) new or amended incentive compensation plans submitted for stockholder approval. JANA shall take all actions necessary (including by calling back loaned out shares) to ensure that it has voting power for each share beneficially owned by it on the record date for each Covered Meeting or action by written consent.

(e) During the Cooperation Period, JANA shall not, directly or indirectly, in any manner, alone or in concert with others, without the prior written consent of the Company:

(i) acquire, seek, propose, offer or agree (publicly or otherwise) to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA owning, controlling or otherwise having any beneficial or other ownership interest in 12.5% or more of the Company’s outstanding common stock;

(ii) seek or propose (publicly or otherwise) to: (A) influence or control the management or policies of the Company, (B) obtain representation on, or nominate any candidate to, the Board (except as expressly set forth in this Agreement), (C) remove any member of the Board or fill any vacancies on the Board (except as set forth in this Agreement), (D) make a request or demand for any stockholder list or any other Company books and records (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise), (E) conduct a referendum of stockholders, present at any annual meeting or any special meeting of the Company’s stockholders, (F) solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company or otherwise act or seek to act by written consent, (G) advise, encourage or influence any person other than its Affiliates or Associates with respect to the voting of any securities of the Company or (H) publicly request permission to do any of the foregoing, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (ii); provided, however, that nothing in this Agreement shall prevent JANA from taking actions in furtherance of identifying candidates for any replacement for the JANA Nominee, if applicable, so long as such actions do not create a public disclosure obligation for JANA or the Company, are not publicly disclosed by JANA or its Representatives and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with JANA’s normal practices in the circumstances;

(iii) submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, (A) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (B) any other material change in the Company’s business, governance, strategy or corporate structure, (C) any modifications to the Amended and Restated Certificate of Incorporation of the Company or the Bylaws, (D) the delisting of a class of securities of the Company from any stock exchange, or (E) any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (iii);

(iv) effect or seek to effect, offer or propose to effect, cause or participate in, or knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (A) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (B) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (C) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(v) request or seek to call (publicly or otherwise) a special meeting of the Company’s stockholders or submit, or participate in, or be the proponent of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) to the Company;

(vi) enter into any discussions, negotiations, arrangements or understandings with any person not a party to this Agreement (a “Third Party”) with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

(vii) other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA to a Third Party that, to JANA’s knowledge (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such Third Party, together with its Affiliates and Associates, owning or controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the Shares outstanding at such time or would increase the beneficial or other ownership interest of any Third Party that, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the Shares outstanding at such time, or arrange, or in any way participate in, any financing for the purchase by any third party of securities of the Company or assets or businesses of the Company or any of its Affiliates;

(viii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(ix) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, the Company’s management, policies or affairs, any of the Company’s securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x) make any public disclosure, announcement or statement or take any action that, in each case, would, or would reasonably be expected to, result in the Company or any other person having to make a public announcement or disclosure;

(xi) publicly disclose any vote, delivery of consents or failure to deliver consents, as applicable, against the voting recommendations of the Board in connection with a meeting of the Company’s stockholders;

(xii) institute, solicit, assist or join as a party any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 10 of this Agreement; provided, however, that during the pendency of the Cooperation Period, statutes of limitations for all claims that were or could be asserted by JANA, other than those released in accordance with Section 5(b) hereof, shall be tolled, and the Company agrees not to assert as a defense to any claim by JANA the delay resulting from this Agreement;

(xiii) enter into any discussions, negotiations, agreements or understandings with any Third Party to take or otherwise participate with any Third Party in any action with respect to any of the foregoing, or advise, assist, facilitate, finance, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with the foregoing; or

(xiv) enter into any arrangements relating to the Company with any directors or nominees for director of the Company, or maintain any arrangements relating to the Company with any directors of the Company.

(f) JANA shall not, directly or indirectly, in whole or in part (in each case, except as expressly permitted by this Agreement):

(i) request any permission, waiver or amendment of any provision of this Agreement (including this sentence);

(ii) disclose any intent, purpose, plan or proposal to obtain any such permission, waiver or amendment under this Agreement or bring any action or otherwise act to contest the validity of this Agreement; or

(iii) seek a release from the restrictions or obligations contained in this Agreement;

in each case publicly or in a manner that would reasonably require or result in public disclosure by JANA, its Affiliates or Associates, or the Company.

(g) Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company, provided that such actions are not intended to and would not reasonably be expected to require any public disclosure.

5. Withdrawal of Demands; Release of Claims.

(a) Concurrently with and effective upon the execution of this Agreement, JANA shall irrevocably withdraw or cause the irrevocable withdrawal of (i) its Demand to Inspect Books and Records Pursuant to Section 220 of the Delaware General Corporation Law, dated June 16, 2023 (the “220 Demand”) and (ii) any request for reimbursement of its expenses in connection with JANA Partners LLC, et al. v. Norris et al., C.A. No. 2023-0581-JTL.

(b) Upon the effective date of this Agreement, JANA, on behalf of itself and its attorneys, Affiliates and insurers releases (the “JANA Releasors”), agrees to accept the covenants and promises set forth herein, and agrees that compliance with the covenants and promises shall fully, finally, irrevocably, and unconditionally acquit and forever release, relinquish, and discharge the Company and each of the Company’s current and former directors, officers, employees, attorneys, insurers, employers, agents, members, managing members, Representatives, stockholders and affiliated persons (collectively, the “Company Releasees”) of and from all claims, counterclaims, actions, causes of action, demands, rights, damages, obligations, liabilities, costs, expenses and compensation of any sort whatsoever, at law or in equity, which any of the JANA Releasors has against any of the Company Releasees currently known to JANA, including those asserted in JANA Partners LLC, et al. v. Norris et al., C.A. No. 2023-0581-JTL and Panek v. Cyr et al., C.A. No. 2023-0572-JTL (collectively, the “Released Claims”). Each of the Company Releasees is an intended beneficiary of this Agreement and shall benefit from the releases given herein notwithstanding the fact that he, she or it may not be a signatory to this Agreement. JANA hereby represents that, as of the date hereof, JANA Partners LLC, et al. v. Norris et al., C.A. No. 2023-0581-JTL and Panek v. Cyr et al., C.A. No. 2023-0572-JTL are the only claims known to JANA and JANA has not received any material non-public information regarding the Company.

(c) The Company, on behalf of itself and its Associates and Affiliates (the “Company Releasors”), agrees to accept the covenants and promises set forth herein, and agrees that compliance with the covenants and promises shall fully, finally, irrevocably, and unconditionally acquit and forever release, relinquish, and discharge JANA and each of JANA’s current and former directors, officers, employees, attorneys, insurers, employers, agents, members, managing members, Representatives, equityholders and affiliated persons (collectively, the “JANA Releasees”) of and from all claims, counterclaims, actions, causes of action, demands, rights, damages, obligations, liabilities, costs, expenses and compensation of any sort whatsoever, at law or in equity, which any of the Company Releasors has against any of the JANA Releasees currently known to the Company arising from the Released Claims. Each of the JANA Releasees is an intended beneficiary of this Agreement and shall benefit from the releases given herein notwithstanding the fact that he, she or it may not be a signatory to this Agreement.

(d) Notwithstanding the foregoing, nothing in this Section 5 shall limit either party’s right to take any action to enforce the terms of this Agreement.

6. Public Announcement.

(a) JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable following execution of this Agreement (but in no event later than 5:00 p.m., Eastern Time, on the first business day after the date of this Agreement). Prior to the issuance of the Press Release, neither the Company nor JANA shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party; it being understood that nothing in this Agreement shall limit either JANA’s or the Company’s ability to make required regulatory filings (as reasonably determined by counsel, and as required by, without limitation, the requirements of Sections 13 and 14 of the Exchange Act and the rules and regulations promulgated thereunder) during such time.

(b) During the term of this Agreement, JANA shall not issue any press release relating to this Agreement or the actions contemplated hereby other than the Press Release.

(c) The Company shall promptly prepare and file a Current Report on Form 8- K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide JANA with reasonable opportunity to review and comment upon the Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by JANA.

(d) During the term of this Agreement, if JANA is obligated to file an amendment to its Schedule 13D, it shall be consistent with the Press Release (to the extent that it comments on the matters set forth in the Press Release) and the terms of this Agreement. JANA shall provide the Company with reasonable opportunity to review and comment upon any such amendment to its Schedule 13D prior to the filing thereof and shall consider in good faith any changes proposed by the Company.

7. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

8. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA;

(b) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all Shares that such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares with respect to which such person or any of such person’s Affiliates or Associates has or shares the right to vote or direct the voting of such Shares or has or shares the right to dispose, or to direct the disposition, of such Shares;

(c) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(d) the term “Representatives” shall mean, in reference to any person, such person’s Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

if to the Company:

Freshpet, Inc.

400 Plaza Drive, 1st Floor
Secaucus, NJ 07094
Attention: Stephen Macchiaverna
E-mail: smacchiaverna@freshpet.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Derek Zaba

Jessica Wood
E-mail: dzaba@sidley.com

jessica.wood@sidley.com

if to JANA:

JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, NY 10153
Attention: Jennifer Fanjiang
E-mail: legal@janapartners.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Eleazer Klein, Esq.
E-mail: Eleazer.Klein@srz.com

10. Specific Performance; Choice of Law; Forum.

(a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 9 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance of this Agreement, and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

11. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

12. Termination. Unless otherwise mutually agreed to in writing by each party, this Agreement shall terminate on the date that is the earlier of (i) thirty (30) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2024 Annual Meeting and (ii) June 5, 2024 (the date of such termination, the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing: (a) in the event the Company schedules the 2024 Annual Meeting for a date that is more than thirty (30) days before the anniversary date of the 2023 Annual Meeting, the Company shall, no later than twenty (20) days before public announcement of such date, deliver written notice to JANA or its Representatives (e-mail being sufficient) of its intent to schedule the 2024 Annual Meeting for such a date, and, upon such delivery, this Agreement (including JANA’s obligations with respect to Section 4(e) of this Agreement) shall expire; (b) Sections 8 through 18 of this Agreement shall survive termination of this Agreement; and (c) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except as otherwise provided in Section 5 of this Agreement. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

15. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

17. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

18. Expenses. The Company shall reimburse JANA, within five (5) business days of the date that the Company receives documentation from JANA, for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with JANA’s litigation discussed in Section 5 hereof, preparation and submission of the Nomination Notice, preparation and filing of proxy materials and negotiation and entry into this Agreement and other related agreements, in an amount not to exceed $500,000 in the aggregate.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

FRESHPET, INC.

By:	/s/ William B. Cyr
Name:	William B. Cyr
Title:	Chief Executive Officer

JANA PARTNERS LLC

By:	/s/ Scott Ostfeld
Name:	Scott Ostfeld
Title:	Managing Partner

EXHIBIT A

Press Release

(See attached)

Freshpet and JANA Partners Announce Cooperation Agreement

Timothy McLevish, former Kraft Foods CFO, and Joseph E. Scalzo, former Simply Good Foods CEO, join Freshpet Board of Directors

New directors bring CPG leadership and strong financial expertise to support continued momentum and growth

SECAUCUS, N.J., August 21, 2023 – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today announced that it has entered into a cooperation agreement with JANA Partners (“JANA”), one of the Company’s largest shareholders. As part of the agreement, Freshpet has appointed Timothy McLevish and Joseph E. Scalzo to its Board of Directors (“the Board”), effective immediately.

Mr. McLevish joins the Board as a Class I director with a term expiring at the Company’s 2024 annual meeting, and Mr. Scalzo joins as a Class II director with a term expiring at the Company’s 2025 annual meeting. In connection with this appointment, Freshpet’s Board has increased from ten to twelve directors, eleven of whom are independent.

Mr. McLevish brings over 20 years of operational and financial leadership experience across multiple industries, including in branded food and retail. Mr. McLevish served as Chief Financial Officer at five public companies including Carrier Corporation, Walgreens Boots Alliance, Inc., Kraft Foods Group, Inc., Ingersoll-Rand Corporation and Mead Corporation.

Mr. Scalzo brings over 30 years of operational and leadership experience in the CPG industry, characterized by a proven track record of value creation, including as the Chief Executive Officer of high growth companies Simply Good Foods Company and WhiteWave Foods Inc. Mr. Scalzo also served as a senior executive at leading consumer companies including Dean Foods, The Gillette Company and The Coca-Cola Company.

“We are pleased to reach a constructive agreement with JANA. The Freshpet business has tremendous momentum and this agreement will help position us to continue delivering the results our shareholders expect,” said Billy Cyr, CEO of Freshpet. “We also welcome Tim and Joe to our team and are confident they will be valued colleagues and members of our Board as we work to continue capitalizing on the significant opportunities ahead and creating value for shareholders.”

Walter N. George, Chairman of Freshpet, said, “We have taken a thoughtful approach to Board refreshment to ensure our directors have the right skills to support our long-term strategy and value creation objectives. Freshpet will benefit greatly from Tim and Joe’s deep experience in large-scale, complex, and global consumer businesses, and we are pleased that they have joined our team.”

“I have long admired Freshpet’s business as it has transformed from a pet food disruptor to a scaled industry leader,” said Mr. McLevish. “I am thrilled to join the Company’s Board at this exciting time and look forward to bringing new perspectives and insight as the management team continues to execute on its long-term strategic growth plan.”

“Freshpet has built a category disrupting brand proposition in pet food with compelling sustainable competitive advantages, and I am very pleased to join the Board,” said Mr. Scalzo. “I am eager to support the Board and management team’s efforts to build on Freshpet’s industry-leading growth, enhanced operations, and leverage its significant competitive advantage to deliver long-term value for shareholders.”

Scott Ostfeld, Managing Partner at JANA, stated, “We commend Freshpet for the significant improvements in the business, team and Board made over the past year. Joe Scalzo and Tim McLevish are proven executives with exceptional track records of driving shareholder value, and we are confident that the Company is well positioned to realize its full potential for shareholders. We look forward to supporting Freshpet’s Board and management as it executes on its compelling growth strategy.”

Pursuant to the agreement, JANA has agreed to withdraw the director nominations it had previously submitted to the Company and will support the Board’s slate of directors at the 2023 Annual Meeting of Shareholders. JANA has also agreed to certain customary standstill provisions. The full cooperation agreement with JANA will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

Bank of America served as financial advisor and Sidley Austin LLP served as legal advisor to Freshpet.

About Timothy McLevish

Timothy (Tim) McLevish is a senior corporate finance executive and board member with deep experience in large-scale, complex and global consumer businesses. He has served as Chief Financial Officer at five public companies, including Carrier Corporation, Walgreens Boots Alliance, Inc., Kraft Foods Group, Inc., Ingersoll-Rand Corporation and Mead Corporation. Mr. McLevish previously worked at Touche Ross & Co. and began his career at General Mills. He is a member of the board of directors of Revlon, Inc. and is a former member of the boards of directors of Conagra Brands, Inc., Kennametal, Inc., Lamb Weston Holdings, Inc., R.R. Donnelley & Sons Company, URS Corporation and US Foods, Inc.

About Joseph Scalzo

Joseph (Joe) Scalzo is an experienced consumer packaged goods executive and board member with significant operational, leadership and governance expertise. He has more than 30 years of experience at leading food and consumer companies, including serving as CEO of Simply Good Foods, Atkins Nutritionals, Inc., and WhiteWave Foods Company, as well as in senior executive roles at Dean Foods, The Gillette Company and The Coca-Cola Company. Mr. Scalzo began his career at Procter & Gamble. He is a member of the board of directors at Treehouse, Inc. and serves as Executive Vice Chairman and member of the board of directors of Simply Good Foods. He formerly served as a director of HNI Corp., Earthbound Farms and Focus Brands.

About Freshpet

Freshpet is the leading fresh food for dogs and cats. Since its conception in 2006, Freshpet has been on a mission to transform the lives of dogs and cats through the power of fresh, nutritious food, while pushing the boundaries of sustainable practices. The recipes are developed by Veterinarian Nutritionists and made with natural whole ingredients, like fresh meats, vegetables and fruits, which are cooked in small batches at lower temperatures to preserve their natural goodness. Sustainably-made in Bethlehem, PA and their new Kitchens in Ennis TX, Freshpet foods and treats are kept refrigerated until they arrive at Freshpet fridges in your local market, or are delivered direct to your door.

Freshpet is available in a growing number of mass, grocery, natural food, club, and pet specialty retailers across the United States, Canada and Europe, as well as online in the U.S. for direct delivery and through its partnership with Petco. From the care taken in partnering with farmers whose values align with theirs, to how each recipe is made, Freshpet’s commitment to integrity, transparency and social responsibility is a point of pride.

Connect with Freshpet:

https://www.facebook.com/Freshpet
https://twitter.com/Freshpet
http://instagram.com/Freshpet
http://pinterest.com/Freshpet
https://www.tiktok.com/@freshpet

Forward-Looking Statements

Certain of the Company’s statements included herein constitute “forward-looking” statements, including statements related to the future impact of the novel coronavirus, the future progress of our Freshpet Kitchens expansion, future governance changes, our growth potential and plans, our projected or targeted operating results, our ability to meet our sustainability targets, goals, and commitments, including due to the impact of climate change, our expectations regarding our future operating and economic environment, and our long-term capacity planning. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward- looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein, including potential costs associated with shareholder activism. For a detailed discussion of risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in the Company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the SEC. Such forward-looking statements are made only as of the date they are made. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important Additional Information and Where to Find It

This communication is being made in connection with the Company’s upcoming 2023 annual meeting of stockholders (the “Annual Meeting”). The Company intends to file a proxy statement (the “Proxy Statement”), an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about Freshpet once such documents are filed with the SEC, free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents will also be available free of charge on the “Investors” section of Freshpet’s website at www.investors.freshpet.com.

Participants in the Solicitation

Freshpet, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, as amended on May 1, 2023. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2023 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor Contact:

ICR

Jeff Sonnek 646-277-1263

Jeff.sonnek@icrinc.com

Media Contact:

Freshpet@edelmansmithfield.com

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